Exhibit (a)(2)

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                        SHENKMAN CAPITAL MANAGEMENT, INC.
                      STATEMENT OF POLICIES AND PROCEDURES
                            RELATING TO PROXY VOTING

                              As of August 1, 2003


     Set forth below are the policies and procedures of Shenkman Capital Management, Inc. ("Shenkman Capital") with respect to proxy voting. This Statement does not attempt to describe every regulatory and compliance requirement applicable to proxy voting, but rather summarizes some of the issues involved and establishes general rules and procedures. Although this Statement expressly addresses proxy voting, the policies and procedures set forth herein apply to any solicitation of votes with respect to securities held in a fully discretionary client account, such as, for example, the solicitation of the consent of the holders of fixed income securities to a proposed restructuring.

I.   Policy

     Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. When Shenkman Capital has discretion to vote the proxies of its clients, it will vote those proxies in the best interest of its clients and in accordance with this Statement.

II.  Proxy Voting Procedures

     (a) Shenkman Capital will instruct each custodian for a discretionary client account to deliver to Shenkman Capital all proxy solicitation materials received with respect to the account. Shenkman Capital will review the securities held in its discretionary client accounts on a regular basis to confirm that it receives copies of all proxy solicitation materials concerning such securities. Shenkman Capital will vote all proxies on behalf of discretionary client accounts after carefully considering all proxy solicitation materials and other information and facts it deems relevant. A Portfolio Manager will make all voting decisions on behalf of a discretionary client account based solely on his/her determination of the best interests of that account. Shenkman Capital will use reasonable efforts to respond to each proxy solicitation by the deadline for such response.

     (b) All proxies received by Shenkman Capital will be sent to the Portfolio Administration Department for processing as follows:

          (1) Maintain a record of each proxy received;

          (2) Determine which accounts managed by Shenkman Capital hold the security to which the proxy relates;

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                                                                  Exhibit (a)(2)

          (3) Forward the proxy to a Portfolio Manager together with a list of accounts that hold the security, the number of votes each account controls (reconciling any duplications), and the date by which Shenkman Capital must vote the proxy in order to allow enough time for the completed proxy to be returned to the issuer via the custodian prior to the vote taking place.

          (4) Absent material conflicts (see Section IV), a Portfolio Manager will determine how Shenkman Capital should vote the proxy. The Portfolio Manager will send its decision on how Shenkman Capital will vote a proxy to the Portfolio Administration Department, which will be responsible for making sure the proxy has been completed and returning it to issuer and/or the custodian in a timely and appropriate manner.

     Shenkman Capital's General Counsel shall monitor the firm's processing of proxy statements to assure that all proxy statements are handled and processed in accordance with this Statement. The General Counsel will designate one or more employees of the firm to be responsible for insuring that all proxy statements are received and that Shenkman Capital responds to them in a timely manner.

III. Voting Guidelines

     Shenkman Capital will review all proxy solicitation materials it receives concerning securities held in a discretionary client account. Shenkman Capital will evaluate all such information and may seek additional information from the party soliciting the proxy and independent corroboration of such information when Shenkman Capital considers it appropriate and when it is reasonably available.

     In the absence of specific voting guidelines from the client, Shenkman Capital will vote proxies in the best interests of each particular client, which may result in different voting results for proxies for the same issuer. Shenkman Capital believes that voting proxies in accordance with the following guidelines is in the best interests of its clients.

     Generally, Shenkman Capital will vote FOR a proposal when it believes that the proposal serves the best interests of the discretionary client account whose proxy is solicited because, on balance, the following factors predominate:

     (i)   the proposal has a positive economic effect on shareholder value;

     (ii)  the proposal poses no threat to existing rights or shareholders;

     (iii) the dilution, if any, of existing shares that would result from approval of the proposal is warranted by the benefits of the proposal; and


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     (iv)  the proposal does not limit or impair accountability to shareholders on the part of management and the board of directors.

     Generally, Shenkman Capital will vote AGAINST a proposal if it believes that, on balance, the following factors predominate:

     (i)   the proposal has an adverse economic effect on shareholder value;

     (ii) the proposal limits the rights or shareholders in a manner or to an extent that is not warranted by the benefits of the proposal;

     (iii) the proposal causes significant dilution of shares that is not warranted by the benefits of the proposal;

     (iv) the proposal limits or impairs accountability to the shareholders on the part of management or the board of directors; or

     (v) the proposal is a shareholder initiative that Shenkman Capital believes wastes time and resources of the company or reflects the grievance of one individual.

     Shenkman Capital will ABSTAIN from voting proxies when it believes that it is appropriate. Usually, this occurs when Shenkman Capital believes that a proposal will not have a material effect on the investment strategy it pursues for its discretionary client accounts.

IV.  Conflicts of Interest

     Due to the size and nature of Shenkman Capital's operations and its limited affiliations in the securities industry, Shenkman Capital does not expect that material conflicts of interest will arise between it and a discretionary client account over proxy voting. Shenkman Capital recognizes, however, that such conflicts may arise from time to time, such as, for example, when Shenkman Capital or one of its affiliates has a business arrangement that could be affected by the outcome of a proxy vote or has a personal or business relationship with a person seeking appointment or re-appointment as a director of a company. If a material conflict of interest arises, Shenkman Capital will determine whether voting in accordance with the voting guidelines and factors described above is in the best interests of the client. Under no circumstances will Shenkman Capital place its own interests ahead of the interests of its discretionary client accounts in voting proxies.

     If Shenkman Capital determines that the proxy voting policies do not adequately address a material conflict or interest related to a proxy, Shenkman Capital will provide the affected client with copies of all proxy solicitation materials received by Shenkman Capital with respect to that proxy, notify that client of the actual or potential conflict of interest, and of Shenkman Capital's intended response to the proxy request (which response will be in accordance with the policies set forth in this Statement), and request


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                                                                  Exhibit (a)(2)

     that the client consent to Shenkman Capital's intended response. If the client consents to Shenkman Capital's intended response or fails to respond to the notice within a reasonable period of time specified in the notice, Shenkman Capital will vote the proxy as described in the notice. If the client objects to Shenkman Capital's intended response, Shenkman Capital will vote the proxy as directed by the client.

V.   Disclosure

     (a) Shenkman Capital will disclose in its Form ADV, Part II that clients may contact Shenkman Capital (via e-mail or telephone) in order to obtain information on how Shenkman Capital voted such client's proxies, and to request a copy of this Statement. If a client requests this information, Shenkman Capital will prepare a written response to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer; (2) the proposal voted upon, and (3) how Shenkman Capital voted the client's proxy.

     (b) A concise summary of this Statement will be included in Shenkman Capital's Form ADV, Part II, and will be updated whenever these policies and procedures are updated. Shenkman Capital will arrange for a copy of this summary to be sent to all existing clients as part of its annual distribution of its Form ADV, Part II.

VI.  Recordkeeping

     Shenkman Capital will maintain files relating to its proxy voting procedures in an easily accessible place. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of Shenkman Capital. Records of the following will be included in the files:

     (a) Copies of these proxy voting policies and procedures, and any amendments thereto.

     (b) A copy of each proxy statement that it receives; provided, however, that Shenkman Capital may rely on obtaining a copy of proxy statements from the SEC's EDGAR system for those proxy statements that are so available.

     (c)  A record of each vote that Shenkman Capital casts.

     (d) A copy of any document Shenkman Capital created that was material to making a decision how to vote proxies, or that memorializes that decision.

     (e) A copy of each written client request for information on how Shenkman Capital voted such client's proxies, and a copy of any written response to any (written or oral) client request for information on how Shenkman Capital voted its proxies.


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